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                                Exhibit 10(ii)


                               AMENDMENT NO. 2 TO
                       THE GUARANTEE LIFE COMPANIES INC.
                            EXECUTIVE SEVERANCE PLAN

     The Plan is hereby amended, effective August 12, 1999, as follows:

  1. Section 5 shall be replaced in its entirety with the following:

          "Section 5.  Severance Benefits.  (a) Termination Benefits.  Upon the
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     occurrence of a Qualifying Termination with respect to any Participant, the
     Participant shall become entitled to the following payments:

          (i)  The Participant's base salary multiplied:

               I.   in the case of a Tier I Participant, by three;
               II.  in the case of a Tier II Participant, by two; and
               III. in the case of a Tier III Participant, by one.

          For purposes of this subsection and the computation of incentive compensation under Section 5(ii), "base salary" shall mean the greater of
     (a) the base salary of the Participant on the date of the Qualifying Termination, or (b) the contingent base salary previously approved by the Compensation Committee to be paid upon the achievement of the plan earnings for the year in which such Qualifying Termination occurs. Such contingent base salary shall be payable from the date of the Change in Control and any base salary attributable to periods prior to the date of the Change in Control shall be increased retroactively with the aggregate amount of such increase paid in a lump sum on the date of the Change in Control.

          (ii) any other items of deferred incentive compensation shall become fully vested and treated as fully earned; provided, the amount of incentive compensation deemed earned under the Guarantee Life Insurance Company Total Rewards Incentive Compensation Plan shall be the greater of (A) or (B):

                    (A) The amount the Participant would have received under the
              Plan for the calendar year between his Par and Max Incentive Opportunity if no Change in Control had

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              occurred but adjusted as follows: (i) the sole performance measure shall be pre-tax earnings; (ii) pre-tax earnings shall be weighted by comparing plan earnings projected for calendar quarters to actual earnings for such quarters; and (iii) the incentive shall be prorated based on the number of whole and partial months worked during the year of termination; or

                    (B) The amount the Participant would have received for the calendar year under the Total Rewards Incentive Compensation Plan in effect on the date of the Change in Control, assuming the Participant earned the Par Incentive Opportunity, but prorated based on the number of whole and partial months worked during the year of termination.

          (iii) for a one-year period following the date of the Activation Event the Company will pay the cost of all reasonable outplacement services rendered to the Participant. The outplacement firm shall be selected by the individual who was serving as the chief executive officer of the Holding Company immediately prior to the occurrence of a Change in Control.

          (iv) the Company will pay the full cost of a Participant's COBRA continuation health coverage for the period such coverage is required to be provided under federal law, or if the Participant is a Tier III Participant one year, whichever period is the lesser.

       To the extent any item of compensation described in clause (i) or (ii) of this section is determined based on the attainment of performance levels, the performance standards shall, for purposes of this section, be no more stringent than the standards in effect immediately before the Change in Control.

          (b) Excise Tax Payments.
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          (i) Subject to the provisions of Section 5(c) below, if all or any portion of the payments or benefits received or accrued by or payable to the Participant pursuant to this Plan either alone or together with other payments or benefits which the Participant receives or accrues or which are payable to the Participant (the "Covered Payments") would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), and the Participant becomes subject to the tax (the "Excise Tax") imposed under Section 4999 of the


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     Code, or any similar tax that may hereafter be imposed, by reason of such
     Covered Payments, the Company shall pay to the Participant an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Participant with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 5(b), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

               (ii) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

               (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Change of Control or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

               (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

               (iii) For purposes of determining the amount of the Tax Reimbursement Payment, the Participant shall be deemed to pay:

               (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

               (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum


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          reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

               (iv) In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Participant shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Participant, and interest payable to the Company shall not exceed interest received or credited to the Participant by such tax authority for the period it held such portion. The Participant and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Participant's good faith claim for refund or credit is denied.

               In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

                    (c) Restrictive Covenants. Notwithstanding the foregoing
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provisions of this Section 5 or any other provision of this Plan to the contrary, a Participant shall repay to the Company the amounts paid to such Participant under clause (i) of Section 5(a) if, following the Participant's termination of employment and for a period of years thereafter equal to the number by which the Participant's base salary was multiplied for purposes of determining the Participant's severance benefit under such clause (i), (i.e., 2 years for Tier II Participants and 1 year for Tier 3 Participants), the Participant directly or indirectly engages in any of the following conduct:
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          (A) inducing any professional, sales or management employee of the
          Company or any of the Company's subsidiaries to terminate employment with the Company (or its subsidiaries) or offering employment to or
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          hiring, or assisting any competitor of the Company or any of its subsidiaries to offer employment to or hire, any person who is or was an employee of the Company or any of the Company's subsidiaries, unless such person shall have ceased to be employed by the Company (or its subsidiaries) for a period of at least 6 months;

          (B) making any derogatory comment concerning the Company or its subsidiaries or any of the Company's (or its subsidiaries') current or former officer, directors or employees, which results, or should reasonably be expected by the Participant to result, in any material adverse effect on the business or reputation of any such person, the Company or its subsidiaries;

          (C) the direct or indirect solicitation, for himself or any third party, the business of any person or entity who was a client or customer of the Company or any of its subsidiaries within six months of the date of termination of the Participant's employment;

          (D) the disclosure of any non-public information about the Company (or any of its subsidiaries) to anyone, except as required by law, including but not limited to customers, competitors, suppliers, employees or former employees of the Company.

               (d) Timing of Payments. Payments required under clauses (i) and
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(ii)of Section 5(a) shall be paid in full no later than the last day of the month following the month in which the Qualifying Termination occurs. Payments required under clause (iii) of such Section 5(a) shall, unless paid directly by the Company, be reimbursed to the Participant within five (5) business days of the date on which the Participant submits evidence of the fact that the Participant has paid such amounts. Payments due under clause (iii) of such
Section 5(a) shall be made as when due to continue the applicable medical coverage in effect. Payments due under Section 5(b) shall be made as and when the corresponding excise tax is payable to the appropriate governmental authorities.

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  2. In all other respects, the Plan shall remain in full force and effect.

          DATED this 12th day of August, 1999.

                                   THE GUARANTEE LIFE COMPANIES INC.

                                   By: /s/  Robert D. Bates
                                      ------------------------------------------
                                      President


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